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                                 Exhibit 10.49


December 13, 1996


Mr. Michael A. Reiff
1705 Throwbridge Lane
Plano, Texas   75023

Dear Michael:

I am delighted to extend our offer for you to join Seer Technologies, Inc. The details of your offer are:

Position:        Senior Vice President of Marketing, Worldwide; member of the
                 Executive Committee

Reporting to:    President & Chief Executive Officer, Tom Wilson

Location:        Cary, North Carolina

Compensation
------------

You will be paid on the 15th and 30th of the month at a rate of $6,666.66 per pay period ($160,000 annualized).

In addition, you will be eligible to participate in a discretionary bonus program based upon the company's performance and attainment of your individual goals. Your bonus potential is anticipated to be approximately 50% of base. For the fiscal year ending September 30, 1997, your minimum bonus will be $80,000, so long as you are an employee in good standing on the date bonuses are paid, typically on December 15th. You have the opportunity to achieve additional bonus dollars according to the financial performance of the Company.

In the event of your termination, other than for cause, during your first twenty-four months with Seer, your base salary will be continued for twelve months.


Offer of Employment
Michael A. Reiff
13 December 96
Page 2 of 4


Benefits
--------

As a full-time employee, you will be eligible for life, medical and dental insurance (including family coverage, if you opt for it) effective your first day of work. Disability insurance becomes available after 90 days. Supplemental

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coverage will be arranged should a pre-existing condition prevent participation in the standard medical plan.

Vacation & Holiday
------------------

As a Vice President, you are entitled to four weeks of paid vacation, prorated in the first year until December 31. In addition, Seer U.S. observes six standard holidays and provides for four "floating" holidays, also prorated in the first year, the scheduling of which is arranged between you and your manager.

Stock
-----

Upon commencing employment with the company, you will receive options to purchase 100,000 shares of Seer Technologies, Inc. Stock. The exercise price will be the fair market value on the day you commence employment. These options will vest 25% per year over four years. In the event of a change of control of the company, a minimum of 50% of these options will vest.

Relocation Assistance
---------------------

To assist with your relocation to the Cary, North Carolina area, we will provide you with a furnished apartment through the end of May, 1997; a round-trip ticket each month between Plano, Texas and Raleigh, North Carolina through May, 1997. In addition, so long as you move within one year of commencement of your employment, we will pay for the movement of all reasonable household goods by a mutually selected vendor; and reimburse you up to $60,000 (grossed-up) for other receipted expenses associated with your relocation.


Offer of Employment
Michael Reiff
13 Dec 96
Page 3 of 4


Sign-On Bonus
-------------

Upon commencing full-time employment with us, you will receive a bonus of $30,000. This amount must be repaid to Seer if you voluntarily resign from the company before January 1, 1998.


Requirements Prior to Your Start
--------------------------------

As part of your employment offer, Seer requires that you sign certain non-competition and assignment of invention agreements, copies of which are enclosed, before, you begin work. In compliance with the Immigration Reform Act of 1986, you must show proof of your eligibility for employment in the United States on your first day of work.

It is a fundamental policy of Seer that it does not hire employees or consultants in order to obtain access to trade secrets or proprietary information of any of their former employers. By accepting this job offer, you represent that (i) you will not violate the terms of any non-competition, non-- disclosure and non-solicitation agreements to which you may be bound by any prior employer and (ii) you will not use any files or materials in connection with your employment with Seer that are trade secrets of or proprietary information to another firm.

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Offer of Employment
Michael Reiff
13 Dec 96
Page 4 of 4


Statement on Employment at Will
-------------------------------

I am delighted that you have expressed an interest in joining Seer Technologies. However, your employment with Seer is terminable at any time by you or us and this letter does not guarantee employment or constitute an employment agreement or contract for a year or for any other specified term.

I look forward to receiving your signed acceptance of our offer along with one signed copy of the "Employee Non-Competition Agreement".


Sincerely,
Seer Technologies, Incorporated

/s/ Irene Y. Wong

Irene Y. Wong
Vice President, Human Resources

Accepted:  /s/ Michael Reiff

Start Date:  1/6/97

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